PAULA S. MORELLI, CPA P.C.

21 MARTHA STREET

FREEPORT, NY  11520

(516) 378-4258

McLaughlin & Stern LLP

260 Madison Avenue

New York, New York  10016

Re: AcroBoo, Inc.

Ladies and Gentlemen,

I have read the Notice of Change of Auditor dated January 7, 2016 and are in agreement with the statements contained in such Notice.

Regards,

/s/Paula S. Morelli CPA

Paula S, Morellli CPA P.C.

Freeport, New York

January 7, 2016